Exhibit 4.2
AMENDMENT TO RIGHTS AGREEMENT
     THIS AMENDMENT (this “Amendment”), dated as of August 3, 2008 between PeopleSupport, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (“Computershare”), to the Rights Agreement dated as of August 28, 2007 between the Company and Computershare (the “Rights Agreement”).
     A. Whereas, pursuant to Section 27 of the Rights Agreement, the Company may, from time to time, supplement or amend the Rights Agreement in accordance with the provisions of such Section;
     B. Whereas, the Board of Directors of the Company has determined that it is in the best interests of the Company to enter into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Essar Services, Mauritius, a company organized under the laws of Mauritius (“Parent”) and Easter Merger Sub, Inc., a Delaware corporation (“Merger Sub”);
     C. Whereas, pursuant to the Merger Agreement, merger Sub will merge with and into the Company, which shall be the surviving corporation, in accordance with Delaware General Corporation Law (the “DGCL”) as well as all other applicable Laws;
     D. Whereas, there is not as of the date hereof any Acquiring Person, Distribution Date or Triggering Event (as such terms are defined in the Rights Agreement);
     E. Whereas, the Company is obligated and the Company desires to amend the Rights Agreement such that, with respect to the execution of and the consummation of the transactions contemplated by the Merger Agreement and the Stockholders Agreement, neither Parent nor any of its Affiliates is or will become an “Acquiring Person” and that no “Triggering Event” or “Distribution Date” (as such terms are defined in the Rights Agreement) will occur.
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:
     1. Amendment of Section 1(a). Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, none of Essar Services, Mauritius, a company organized under the laws of Mauritius (“Parent”) or Easter Merger Sub, Inc., a Delaware corporation (“Merger Sub”), or any of their respective Affiliates or Associates shall be deemed to be an “Acquiring Person” by virtue of (i) the approval, execution or delivery of the Agreement and Plan of Merger, dated as of August 3, 2008 by and between Parent, Merger Sub and the Company, as amended from time to time (the “Merger Agreement”), (ii) the acquisition of Common Shares pursuant to the Merger (as defined in the Merger Agreement), (iii) the consummation of any of the other transactions contemplated in the Merger Agreement or (iv) the public announcement of any of the foregoing (each such event, an “Exempt Event”).”
     2. Amendment of Section 1(o). Section 1(o) of the Rights Agreement is amended to add the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of an Exempt Event.”
     3. Amendment of Section 1(uu). Section 1(uu) of the Rights Agreement is amended to add the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not be deemed to have occurred as the result of an Exempt Event.”
     4. Amendment of Section 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is amended to add the following sentence at the end thereof:
“Notwithstanding the foregoing or anything in the Rights Agreement to the contrary, this Section 11(a) shall not apply to any Exempt Event.”
     5. Amendment of Section 13. Section 13 of the Rights Agreement is amended to add the following sentence at the end thereof:
“Notwithstanding anything in this Rights Agreement to the contrary, no Exempt Event shall be deemed to be an event of the type described in the first sentence of this Section 13, and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13.”
     6. Rights Agreement as Amended. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. Except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.
     7. All amendments made to the Rights Agreement in this Amendment shall be deemed to apply retroactively as well as prospectively.
     8. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with all laws of such State applicable to contracts to be made and performed entirely within such State.
     9. This Amendment may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:			PEOPLESUPPORT, INC.

By:	/s/ Caroline Rook		By:	/s/ Lance Rosenzweig
	Title:	CFO		Title:	CEO

Attest:			COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Ian Yewer		By:	/s/ Kellie Gwinn
	Title:	Branch President		Title:	Vice President